EXHIBIT 10.1
DIRECTOR COMPENSATION
On April 20, 2006, Inter-Tel, Incorporated revised its director compensation to add compensation policies for the advisory committee to the Board of Directors. Inter-Tel’s complete director compensation schedule is set forth below as so revised:

Description	Compensation
Each regularly scheduled Board of Directors meeting attended	$2,000
Quarterly stipend for non-chairman committee members	6,000
Quarterly stipend for compensation committee chairman	6,500
Quarterly stipend for governance and nominating committee chairman	6,500
Quarterly stipend for non-employee chairman of the board of directors	10,500
Quarterly stipend for audit committee chairman	10,500
Each regularly scheduled compensation committee meeting attended	1,500
Each regularly scheduled governance and nominating committee meeting attended	1,500
Each regularly scheduled audit committee meeting attended	2,000
Each regularly scheduled advisory committee meeting attended	1,500
Each special meeting of the Board or committee of the Board, including unanimous written consents in lieu of board meetings	2,000
Each special meeting of the advisory committee	1,500
Expenses of attending Board and Committee meetings	As incurred
The Company also allows each director to elect to participate in the health benefit plans each year. Directors are offered participation in the same plans offered to employees, subject to payment by each electing director at employee participant rates, plus all applicable co-pays and/or deductibles.
Participation offered in Company plans
Director continuing education expenses.	50% of eligible tuition plus expenses
Annual stock option grants to purchase shares of Common Stock, pursuant to the Company’s Director Stock Option Plan (as amended), at the closing market price five (5) business days after the Company’s annual meeting of shareholders	7,500